Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Preferred Apartment Communities, Inc. of our report dated December 1, 2014 relating to the combined statement of revenue and certain expenses of the Sunbelt Portfolio for the year ended December 31, 2013, which appears in the Current Report on Form 8-K/A of Preferred Apartment Communities, Inc. dated December 4, 2014.
We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Preferred Apartment Communities, Inc. our report dated March 2, 2016 relating to the combined statement of revenue and certain expenses of the Lenox Village Portfolio for the year ended December 31, 2014, which appears in the Current Report on Form 8-K/A of Preferred Apartment Communities, Inc. dated March 2, 2016.
We also hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Preferred Apartment Communities, Inc. our report dated February 7, 2017 relating to the statement of revenues and certain expenses of City Vista for the year ended December 31, 2015, which appears in the Current Report on Form 8-K of Preferred Apartment Communities, Inc. dated February 7, 2017.
We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Moore, Colson & Company, P.C.
Marietta, Georgia
February 7, 2017